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Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statements of Financial Security Assurance Holdings Ltd. on Form S-8 (File No. 33-78784) (1993 Equity Participation Plan), Form S-8 (File No. 33-92648) (Deferred Compensation Plan), and Form S-3 (File No. 333-100401) (Debt Securities, Common Stock, Stock Purchase Contracts, Stock Purchase Units and Preferred Stock), of:

1.
Our report dated February 5, 2004, on our audits of the consolidated balance sheets of Financial Security Assurance Holdings Ltd. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003 and on our audits of the financial statement schedule relating to the consolidated financial statements of Financial Security Assurance Holdings Ltd. and Subsidiaries, which report is included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2003; and

2.
Our report dated February 5, 2004, on our audits of the consolidated balance sheets of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 2003, which report is included in Exhibit 99.1 to this Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

/s/ PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP New York, New York March 29, 2004

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  Exhibit 23
CONSENT OF INDEPENDENT ACCOUNTANTS